Exhibit 99.1

ABF was notified yesterday that one of our two final remaining supplements to the ABF National Master Freight Agreement — Western Office Part 5 — was ratified by a majority of covered employees following minor, non-economic modifications to the supplement. We thank our Western Office employees for recognizing ABF’s need to lower our costs and become more competitive in the marketplace while still preserving the best-paying jobs and benefits in the industry.

At this stage, 26 of 27 regional supplements have now been ratified since the national agreement was passed by a majority of our Teamster employees in June.

Employees in our Central Region Local Cartage are the only remaining group without a ratified supplement. According to the terms of the Teamster constitution, that group alone has now received ballots to authorize a strike despite many months of difficult negotiations between ABF and the Teamsters, along with passage of the national agreement and every other supplement across the country.

As previously stated, ABF has presented its last, best and final offer on the Central Region Local Cartage supplement and will not re-open the national agreement under any circumstances.

Following the passage of the Western Office supplement, we continue to encourage all Central Region Local Cartage employees to vote “NO” to a strike and to ensure their voices are heard by casting a ballot. Our goal is for ABF to regain market share and return to sustained profitability on behalf of all of the families and people who depend upon ABF.